PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)	Filed pursuant to Rule 424(b)(2) Registration No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Performance Securities with Partial Protection	$12,588,420	$386.46

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Performance Securities with Partial Protection
UBS AG $12,588,420 Securities linked to the UBS Bloomberg Constant Maturity
Commodity Index Excess Return (USD) due on July 30, 2010

Issuer (Booking Branch):	UBS AG (Jersey Branch)

Maturity Date:	July 30, 2010 (Investment term of 3 years).

No Interest Payments:	We will not pay you interest during the term of the Securities.

Underlying Index:

The return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) Excess Return. The CMCI Excess Return (the “Index”) is designed to be a diversified benchmark for commodities as an asset class. The Index is composed of twenty eight futures contracts with up to five different maturities for each individual commodity. The Index reflects the returns that are potentially available through an uncollateralized investment in the CMCI basket. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark. The Index was designed by UBS AG (“UBS”) and Bloomberg L.P. and is calculated by UBS. For a discussion of the Index, see “The CMCI Excess Return” beginning on page S-17.

Index Starting Level:	1,134.05, the closing level of the Index on July 26, 2007 (the “trade date”).

Index Ending Level:	The closing level of the Index on July 27, 2010 (the “final valuation date”).

Participation Rate:	123%

Payment at Maturity:	At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

• If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal × the Index Return × the Participation Rate.

• If the Index Return is between 0% and –20%, you will receive your full principal (a zero return).

•

If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. Accordingly, if the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

See “Specific Terms of the Securities—Payment at Maturity” beginning on page S-27.

Index Return:	Index Ending Level – Index Starting Level

Index Starting Level

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	902 619 675

ISIN Number:	US9026196751

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The securities offered hereby are classified by UBS as a Performance Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” on S-4.

See “Risk Factors” beginning on page S-9 for risks related to an investment in the Securities.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Security	100%	2.50%	97.50%
Total	$12,588,420	$314,711	$12,273,709

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated July 26, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Performance Securities with Partial Protection (the “Securities”) are medium-term notes issued by UBS, offering principal protection against a decline of up to 20% in the UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) Excess Return (the “Index”) and offering a participation of 123% in any positive return on the Index (the “Participation Rate”). The return on the Index will be measured by the percentage change between the level of the Index on July 26, 2007 (the “trade date”) and the level of the Index on July 27, 2010 (the “final valuation date”), which is described in greater detail below.

Announced in January 2007, the Index was developed by UBS and Bloomberg L.P. It provides an innovative alternative to traditional commodity indices. The Index is weighted across both commodities and maturities and represents a basket of 28 commodity futures contracts with a series of up to 5 different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the commodity futures contracts comprising the Index offer tenors ranging from 3 months to 3 years. The Index also utilizes a continuous roll mechanism for each constant maturity with respect to each contract included in the Index, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into.

The commodities represented in the Index currently include agricultural products, energy products, metals and minerals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, New York Board of Trade, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures, European Energy Exchange, Winnipeg Commodities Exchange and Euronext Liffe. For more information on the Index, see “The CMCI Excess Return” beginning on page S-17.

The Index reflects the returns that are potentially available through an uncollateralized investment in the CMCI basket. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark.

The return on the Securities is linked to performance of the Index, expressed as a percentage, from the trade date to the final valuation date. The Index Return will be calculated as follows:

Index Ending Level – Index Starting Level
Index Return =
Index Starting Level

where the “Index Starting Level” is 1,134.05, the closing level of the Index on the trade date, and the “Index Ending Level” is the closing level of the Index on the final valuation date.

What is your payment at maturity?

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

†	If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal Í the Index Return Í the Participation Rate.

†	If the Index Return is between 0% and –20%, you will receive $10 (your initial invested principal with a zero return).

†

If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. For example, an Index Return of –25% will result in a 5% loss of principal. Accordingly, if the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

We will not pay you interest during the term of the Securities.

For further information concerning the calculation of the return on the Index and of the payment at maturity, see “What are the steps to calculate payment at maturity?” on page S-5 and “Specific Terms of the Securities—Payment at Maturity” beginning on page S-27.

Selected Purchase Considerations

†	Growth Potential—The Securities provide the opportunity for 123% participation in the potential appreciation in the level of the Index from the trade date relative to the final valuation date.

†

Partial Protection—At maturity, your principal is fully protected against a decline of up to 20% in the Index. If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%.

†

Diversification—The Securities may provide a degree of diversification within your portfolio through exposure to an index comprised of 28 futures contracts on physical commodities, with up to five different maturities for each individual commodity.

†

Minimum Investment—Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Selected Risk Considerations

An investment in the Securities involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-9.

†

At maturity, the Securities are exposed to any decline in the level of the Index in excess of 20%—If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. Accordingly, if the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

†

Partial protection only if you hold the Securities to maturity—You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss and you will not have partial protection for a decline in the level of the Index of up to 20%.

†

Market risk—The return on the Securities, if any, is directly linked to the performance of the Index and indirectly linked to the value of the exchange-traded physical commodities and futures contracts underlying the Index, and will depend on whether, and the extent to which, the Index Return is positive.

†

Limited history of the Index—The Index has a limited performance history, and it is uncertain how the Index will perform as a tradable index and how useful it will be for purposes of trading. In addition, while the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market.

†

No direct exposure to fluctuations in foreign exchange rates—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in payment at maturity.

†	No interest payments—You will not receive any periodic interest payments on the Securities.

†

There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Securities. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

The Securities may be a suitable investment for you if:

†	You are willing to invest in the Securities based on the Participation Rate.

†

You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

†	You seek an investment with a return linked to the performance of the Index.

†	You seek an investment that offers partial protection on the Securities when held to maturity.

†	You are willing to hold the Securities to maturity.

†	You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

†

You are not willing to be exposed to fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

†	You believe the Index Return will decline by more than 20%.

†	You are unable or unwilling to hold the Securities to maturity.

†	You seek an investment that is 100% principal protected.

†	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

†	You seek current income from your investments.

†	You will create an overconcentrated position in any particular commodity sector of your portfolio by owning the Securities.

†	You seek an investment for which there will be an active secondary market.

Structured Product Characterization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

†

Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

†

Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection, or contingent protection.

†

Performance Strategies are structured to be strategic alternatives to index funds or exchange-traded funds or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.

†	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial Protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection investors must hold the Securities to maturity.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

Who calculates and publishes the Index?

The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters Group PLC (“Reuters”) on page UBSCMCI. Index information is also available on the Bloomberg website: http://www.bloomberg.com (symbol: CMCIER; select “IND” in the drop-down box). For further information on CMCI, investors can go to http://www.ubs.com/cmci.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page S-34.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Index. If your Securities are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page S-35.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities.

Step 1: Calculate the Index Return.

The “Index Return” is calculated based on the closing level of the Index on the trade date relative to the closing level of the Index on the final valuation date and is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level

Index Starting Level

where the Index Starting Level is 1,134.05, the closing level of the Index on the trade date, and the Index Ending Level will be the closing level of the Index on the final valuation date.

Step 2: Calculate the Payment at Maturity.

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return:

†

If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal Í the Index Return Í the Participation Rate. In this case, the payment at maturity will be calculated as follows:

$10 + ($10 Í Index Return Í Participation Rate).

†	If the Index Return is between 0% and –20%, you will receive $10 (your initial invested principal with a zero return).

†

If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. For example, an Index Return of –25% will result in a 5% loss of principal. In this case, the payment at maturity will be calculated as follows:

$10 + ($10 Í (Index Return + 20%)).

If the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

Hypothetical examples of how the Securities perform at maturity

The examples below are based on the following assumptions:

Principal Amount:	$10.00
Index Starting Level:	1,134.05
Participation Rate:	123% of any positive return
Partial Protection:	20%
Investment Term:	3 years

Example 1 — The Index Return is 60%

Calculation of cash payment at maturity on the Securities

If we assume that the Index Ending Level is 1,814.48, the Index Return would therefore be 60%. The investor would receive at maturity the principal amount of each Security plus a payment equal to the principal Í the Participation Rate Í the Index Return, as set forth below:

• Principal amount of each Security =	$10.00
Plus
• Principal amount of each Security Í 123% Í Index Return
$10.00 Í 123% Í 60% =	$7.38

Total:	$17.38

Investor receives $17.38 at maturity for each Security (a 74% total return).

Calculation of comparative return on a $10.00 direct investment in the Index

• Principal amount =	$10.00
Plus
• Principal amount Í Index Return
$10.00 Í 60% =	$6.00

Total:	$16.00

On a $10.00 investment, an investor would receive $16.00 (a 60% total return).

Example 2 — The Index Return is 120%

Calculation of cash payment at maturity on the Securities

If we assume that the Index Ending Level is 2,494.90, the Index Return would therefore be 120%. The investor would receive at maturity the principal amount of each Security plus a payment equal to the principal Í the Participation Rate Í the Index Return, as set forth below:

• Principal amount of each Security =	$10.00
Plus
• Principal amount of each Security Í 123% Í Index Return
$10.00 Í 123% Í 120% =	$14.76

Total:	$24.76

Investor receives $24.76 at maturity for each Security (a 148% total return).

Calculation of comparative return on a $10.00 direct investment in the Index

• Principal amount =	$10.00
Plus
• Principal amount Í Index Return
$10.00 Í 120% =	$12.00

Total:	$22.00

On a $10.00 investment, an investor would receive $22.00 (a 120% total return).

Example 3 — The Index Return is –20%

Calculation of cash payment at maturity on the Securities

If we assume that the Index Ending Level is 907.24, the Index Return would therefore be –20%. Since the Securities provide partial protection for up to a 20% decline in the Index, the investor would receive at maturity the full principal amount, as set forth below:

Principal amount of each Security =		$10.00
Total:		$10.00

Investor receives $10.00 at maturity for each Security (a 0% total return).

Calculation of comparative return on a $10.00 direct investment in the Index

• Principal amount =		$10.00
Plus
• Principal amount Í Index Return
$10.00 Í (–20%) =	–	$2.00

Total:		$8.00

On a $10.00 investment, an investor would receive $8.00 (a 20% loss).

Example 4 — The Index Return is –60%

Calculation of cash payment at maturity on the Securities

If we assume that the Index Ending Level is 453.62, the Index Return would therefore be –60%, which is less than
–20%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every 1% (or fraction thereof) the Index Return is below –20%, as set forth below:

• Principal amount of each Security =		$10.00
plus
• Principal amount of each Security Í (Index Return + 20%)
$10.00 Í (–60% + 20%)
$10.00 Í (–40%) =	–$	4.00

Total:		$6.00

Investor receives $6.00 at maturity for each Security (a 40% loss).

Calculation of comparative return on a $10.00 direct investment in the Index

• Principal amount =		$10.00
plus
• Principal amount Í Index Return
$10.00 Í (–60%) =	–$	6.00

Total:		$4.00

On a $10.00 investment, an investor would receive $4.00 (a 60% loss).

Return Profile at Maturity

The graph and table set forth below show the return on an investment in the Securities for Index Returns ranging from
–100% to 3100% over the full term of the Securities.

Assumptions
Principal Amount:	$10
Index Starting Level:	1,134.05
Participation Rate:	123% if the Index Return is positive
Partial Protection:	20%
Index Performance:	100% to –100%
Term:	3 years

Performance of the Index		Performance of the Securities
Index	Index	Securities Payment	Securities
Ending Level	Return*	at Maturity	Return*

2,268.09	100.0%	$22.30	123.0%
2,154.69	90.0%	$21.07	110.7%
2,041.28	80.0%	$19.84	98.4%
1,814.48	60.0%	$17.38	73.8%
1,587.67	40.0%	$14.92	49.2%
1,360.86	20.0%	$12.46	24.6%
1,247.45	10.0%	$11.23	12.3%
1,134.05	0.0%	$10.00	0.0%
1,020.64	–10.0%	$10.00	0.0%
907.24	–20.0%	$10.00	0.0%
793.83	–30.0%	$9.00	–10.0%
680.43	–40.0%	$8.00	–20.0%
226.81	–80.0%	$4.00	–60.0%
113.40	–90.0%	$3.00	–70.0%
0.00	–100.0%	$2.00	–80.0%

*     Percentages have been rounded for ease of analysis

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return (the “Index”), and you may lose some of the principal amount you invest. As described in more detail below, the trading price of the Securities may vary considerably before the maturity date, due to, among other things, fluctuations in the price of commodities that make up the Index (the “Index Commodities”) and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Commodities comprised by the Index or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

You may lose some of your principal.

The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Index, subject to partial protection for declines of up to 20% in the Index. The Securities are exposed to a decline in the Index greater than 20%. You will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. For example, an Index Return of –25% will result in a 5% loss of principal. Accordingly, you may lose up to 80% of the principal amount of your Securities at maturity if the Index declines by more than 20% over the term of the Securities.

Owning the Securities is not the same as owning the Index Commodities or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned the Index Commodities or a security directly linked to the performance of the Index, and held such investment for a similar period because you will receive a cash payment per $10 of principal amount of the Securities based on the Index Return if the Securities are held to maturity. If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal Í the Index Return Í the Participation Rate. If the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

The market value of the Securities may be influenced by many unpredictable factors, including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Securities include:

†	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

†	the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

†	the time remaining to the maturity of the Securities;

Risk Factors

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;

†

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts comprising the Index, or that affect commodities and futures markets generally; or

†	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

There may not be an active trading market in the Securities—Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Securities before maturity, you may have to do so at a discount from the issue price, and as a result, you may suffer losses. In addition, you will not have principal protection for a decline in the Index of up to 20%.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on January 29, 2007. While the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market. Moreover, while the Index is subject to bi-annual review and rebalancing in order to maintain the intended commodity weightings, these bi-annual reviews have yet to occur. In practice it is uncertain how successful the Index Committees will be in achieving their goal of maintaining an appropriate benchmark.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the amount you will receive at maturity.

The Index is overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together the “Index Committees”). The Index Committees have a significant degree of discretion, subject to ratification by the Index Sponsors, regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the bi-annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

Risk Factors

The amount payable on the Securities and their market value could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the Index or the Index Sponsors, in their sole discretion, suspend publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent—which will initially be UBS Securities LLC, an affiliate of UBS—will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. The trading prices of exchange traded futures contracts on the Index Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Commodity prices may change unpredictably, affecting the Index level and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of different commodities included in the Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets.

The Index will include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include:

†	varying exchange rates

†	exchange controls

†	expropriation

†	burdensome or confiscatory taxation

†	moratoriums and

†	political or diplomatic events

Risk Factors

It will also likely be more costly and difficult for the Index Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

The return on the Securities will not be adjusted for changes in exchange rates that might affect the futures contracts underlying the Index which are quoted in foreign currencies.

Although some of the futures contracts which comprise the Index are traded in currencies other than U.S. dollars, and the Securities are denominated in U.S. dollars, the amount payable on the Securities at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which the futures contracts comprising the Index are quoted. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The amount we pay in respect of the Securities on the maturity date will be based solely upon the Adjusted Index Return. See “Specific Terms of the Securities—Payment at Maturity” beginning on page S-27.

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

Approximately 33% of the component commodities on the Index are energy oriented, including 20% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Securities could decline.

The Securities are linked to the Constant Maturity Commodity Index Excess Return, not the UBS Bloomberg Constant Maturity Commodity Index Total Return.

The Securities are linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return, which reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index. The UBS Bloomberg Constant Maturity Commodity Index Total Return is a “total return” index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Securities are linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return, the return on the Securities will not include the total return feature of the UBS Bloomberg Constant Maturity Commodity Index Total Return. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark.

Trading and other transactions by UBS or its affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-32, we or one or more affiliates may hedge our obligations under the Securities by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and we may adjust these

Risk Factors

hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in Index Commodities, the exchange-traded futures contracts on the Index Commodities, and other investments relating to Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities, the exchange-traded futures contracts on the Index Commodities, and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index and, therefore, the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.

The Securities are linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

You will not receive interest payments on the Securities or have rights in the exchange-traded futures contracts on the Index Commodities.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

Risk Factors

UBS’ involvement in the Index Committees may conflict with your interest as a holder of the Securities.

UBS nominates members of the CMCI Governance Committee and the CMCI Advisory Committee (collectively, the “Index Committees”). Consequently, UBS will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

The Index Committees may be required to replace a component.

If, for any reason, one of the index components ceases to exist or liquidity collapses to abnormal levels, or any other similar event with similar consequences as determined in the discretion of the Index Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation and, together with the CMCI Governance Committee, come out with a replacement for the component or for a change in weighting. The replacement of a component or a change in weighting may have an adverse impact on the value of the Index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-31. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index ending level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” on page S-28.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

Risk Factors

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Higher future prices of the Index Commodities relative to their current prices may decrease the amount payable at maturity.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that the Index comprises approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling,” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Securities.

The formula for determining the redemption amount does not take into account all developments in the Index.

Changes in the Index during the term of the Securities before the final valuation date will not be reflected in the calculation of the cash payment payable at maturity. The calculation agent will calculate such cash payment by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other index levels will be taken into account. As a result, you may not receive a positive return on your investment even if the Index level has risen at certain times during the term of the Securities before falling to a level below the Index Starting Level on the final valuation date.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section of page S-4, “Supplemental U.S. Tax Considerations” beginning on page S-34, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Risk Factors

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The CMCI Excess Return

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) and CMCI Excess Return (the “Index”), including without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information), (ii) the handbook “CMCI: A Supplement to the UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein and (iii) the handbook “UBS Bloomberg CMCI: UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by UBS and Bloomberg L.P. (the “Index Sponsors”). We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Index. None of the Index Committees and/or members of the Index Committees individually is involved in the offer of the Securities and has no obligation to consider your interests as a holder of the Securities. However, employees of UBS AG, the issuer of the Securities, are members of the Index Committees and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities.

Bloomberg L.P. and Reuters Group PLC have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

Overview of the CMCI and the Index

The return of the Securities is linked to the performance of the Index, which was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The Index is based on the same methodology and contains the same components as the CMCI, which was also introduced in January 2007. Where the CMCI has weightings across commodities, the Index is weighted across both commodities and maturities. The Index represents a basket of 28 commodity futures contracts with a series of up to 5 different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the Index is based on commodity futures contracts with tenors ranging from 3 months to 3 years. The Index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of frontmonth contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the Index currently include agricultural products, energy products, metals and minerals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, New York Board of Trade, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures, European Energy Exchange, Winnipeg Commodities Exchange and Euronext.Liffe.

The Index was developed by UBS and Bloomberg L.P. (“Bloomberg”). The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available under the symbol “CMCIER” from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters Group PLC (“Reuters”) on page UBSCMCI.

The CMCI Excess Return

Set forth below is a current list of the commodity futures contracts comprising the Index, together with their respective symbols, exchanges and individual tenor weights, as of July 26, 2007:

Component/ Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weights*

WTI Crude Oil	CL	NYMEX	4.00%	1.37%	1.26%	0.95%	0.62%	8.20%
WTI Crude Oil	EN	ICE	1.94%	0.52%	0.44%	0.33%	0.25%	3.48%
Brent Crude Oil	LCO	ICE	2.94%	0.93%	0.66%	0.46%	0.32%	5.32%
Heating oil	HO	NYMEX	1.76%	0.63%	0.40%	—	—	2.79%
Gasoil	LGO	ICE	1.84%	0.68%	0.50%	—	—	3.03%
RBOB Gasoline	RB	NYMEX	1.79%	0.73%	—	—	—	2.53%
Natural Gas	NG	NYMEX	3.01%	1.72%	1.50%	1.01%	0.68%	7.93%
LME Copper	MCU	LME	5.35%	2.05%	2.08%	1.54%	1.09%	12.12%
LME Zinc	MZN	LME	1.82%	0.60%	0.62%	—	—	3.04%
LME Aluminium	MAL	LME	4.14%	1.51%	1.71%	1.56%	1.26%	10.17%
LME Nickel	MNI	LME	1.65%	0.48%	0.46%	—	—	2.58%
LME Lead	MPB	LME	0.54%	0.17%	0.13%	—	—	0.84%
Gold	GC	COMEX	2.24%	0.56%	0.39%	0.27%	0.22%	3.68%
Silver	SI	COMEX	0.51%	0.13%	0.10%	0.06%	0.05%	0.84%
SRW Wheat	W	CBOT	1.62%	0.74%	0.54%	—	—	2.91%
HRW Wheat	KW	KCBOT	0.88%	0.44%	0.29%	—	—	1.61%
Corn	C	CBOT	2.63%	1.51%	1.04%	—	—	5.18%
Soybeans	S	CBOT	2.06%	1.51%	1.03%	—	—	4.60%
Soybeans Meal	SM	CBOT	0.95%	0.55%	—	—	—	1.50%
Soybean Oil	BO	CBOT	0.81%	0.44%	—	—	—	1.25%
Sugar #11	SB	NCBOT	2.64%	0.77%	0.66%	—	—	4.07%
Sugar #5	LSU	EN	2.00%	1.06%	—	—	—	3.07%
Cocoa	LCC	EN	0.39%	0.26%	0.17%	—	—	0.82%
Coffee “C” Arabica	KC	NYBOT	0.99%	0.35%	0.19%	—	—	1.54%
Cotton	CT	NYBOT	1.17%	0.49%	0.24%	—	—	1.90%
F.C. Orange Juice (A)	OJ	NYBOT	0.67%	—	—	—	—	0.67%
Live Cattle	LC	CME	1.69%	0.81%	—	—	—	2.50%
Lean Hogs	LH	CME	1.34%	0.53%	—	—	—	1.87%

Total	—	—	53.37%	21.53%	14.41%	6.19%	4.50%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee, CMCI Advisory Committee.

*	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “—Continuous Rolling of Contracts on page S-21.”

The weights of the Index tenors (maturities) are as follows*:

*	The bars represent cumulative tenor weights of all 28 futures contracts for each constant maturity.

The CMCI Excess Return

The commodity sectors included in the Index as of July 26, 2007, and their initial relative weights, are as follows:

Target Weights

The Index Committees

All decisions related to the Index are made by the CMCI Governance Committee, which is comprised of 8 people: 4 appointed by each Index Sponsor. Each Index Sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. The CMCI Governance Committee holds ordinary meetings biannually around the second Friday of May and November.

The CMCI Governance Committee is advised by the CMCI Advisory Committee, which is comprised of experts including trading, research, and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the Index. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the Index Sponsors themselves. In this regard, the Index Sponsors will each be represented by an appointee who is a board member (or Managing Director) of the relevant Index Sponsor.

Index Composition

The Selection Process

In order to be eligible for inclusion in the Index, a commodity future contract must satisfy certain requirements as described below. Changes in the Index’s composition, as described herein, are entirely a function of those made on the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw an Index component or affect a weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the Index, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the Index procedures and objectives, changes in the Index composition would be reviewed in May and/or November by the CMCI

The CMCI Excess Return

Governance Committee, with changes effected during the following maintenance period of July and/or January.

The Index’s composition is modified only in rare occasions, in order to maintain liquidity and stability of the Index, and the composition of the Index generally will not be changed unless extraordinary circumstances in fact occur. Such “extraordinary circumstances” may include (but are not limited to):

†	declining or rising trading volumes, instrument delisting or creation,

†	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,

†	changes in foreign exchange laws, or

†	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to CMCI investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the Index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare “force majeure” and can change any parameter of the Index with immediate effect. The Index Sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the Index, the following primary and secondary requirements have to be satisfied:

†

The “primary requirements” are related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.

†

The “secondary requirements” involve satisfying a series of pure financial thresholds based on liquidity. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

Index Weightings

Initial Weightings

As of the date of this Prospectus Supplement, the Index components have the initial weightings indicated in the chart on page S-18 (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

The weighting process for the Index is designed to reflect the economic significance and market liquidity of each commodity. The Index Sponsors use a two step approach to determining target weights of the futures contracts in the Index. First, the Index Sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the Index—the five sectors of the Index are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

The CMCI Excess Return

Changes in the Weights and/or Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the Index bi-annually, in November and May, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the Index Sponsors.

Continuous Rolling of Contracts

The Index represents a weighted average of all available CMCI constant maturities (ranging from 3 months to 3 years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As of July 1, 2007, the average tenor of the futures contracts underlying the Index is approximately 8 months. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the Index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the Index reflects the most liquid contracts.

Rebalancing of the Index Components

Because of price movements, the weight of each commodity in the Index will move away from its target weight over time. The weight of each Index component is therefore rebalanced over the final three business days of each month in order to bring each commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be to determine what, if any, changes to make to the Index.

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

†	currency control mechanisms,

†	a tax related announcement,

†	a scientific announcement,

†	an official or state announcement likely to affect commodities markets,

†	any climate and weather related emergencies,

†	a war,

†	a terrorist event,

The CMCI Excess Return

†

any other event which would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index, or

†	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the Index Sponsors.

Whenever a “market emergency and majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, such as, but not limited to:

†	the replacement of a daily component nearby price when there is an obvious and manifest error in the officially settled price or when a market abuse is likely to have taken place,

†	the temporary or final removal of a commodity from the Index,

†	the immediate change of an Index parameter,

†	the suspension of the calculation of the Index, a sub Index, a constant maturity series, or a currency series, or

†	in general, any action necessary to preserve the reputation of the Index as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in the roll, the Index business day is deemed a “market disruption event day”. The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the Index business day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange, the Index Sponsors will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the Index.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the Index business day is deemed an “FX market disruption event day”. If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the Index will be obtained by the Index Sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the Index as a leading tradable commodity investment benchmark. A commercially reasonable method would be for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

The CMCI Excess Return

Calculation of the Index

The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available under the symbol “CMCIER” from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

Index information is also available on the Bloomberg website: http://www.bloomberg.com (symbol: CMCIER; select “IND” in the drop-down box). For further information on CMCI, investors can go to http://www.ubs.com/cmci.

Excess Return vs. Total Return

The Index reflects the returns that are potentially available through an uncollateralized investment in the CMCI basket. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark.

Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on July 26, 2007 was 1,134.05.

The table below shows the performance of the Index from December 31, 1997 through July 26, 2007.

CMCI Pro Forma Results for the period from December 31, 1997 through July 26, 2007

Year	Ending Level	Annual Return

1997	413.87
1998	302.83	–26.83%
1999	365.13	20.57%
2000	436.74	19.61%
2001	360.42	–17.47%
2002	429.22	19.09%
2003	543.76	26.69%
2004	686.67	26.28%
2005	918.63	33.78%
2006	1,054.75	14.82%
2007	1,134.05	7.52%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The CMCI Excess Return

The table below shows the performance of the Index from July 31, 1998 through July 26, 2007 in comparison with three traditional commodities indices: the Goldman Sachs Commodity Index (GSCI®) Excess Return, Dow Jones-AIG Commodity IndexSM Excess Return and Rogers International Commodity Index® Excess Return. The data for the CMCI Excess Return is derived by using the Index’s calculation methodology with historical prices.

	Pro Forma and Historical Results for the period from July 31, 1998 through July 26, 2007

	CMCI Excess Return	S&P GSCI Excess Return	DJAIG Excess Return	Rogers Excess Return

Total Return	227.02%	96.09%	86.75%	189.03%
Annualized Return	14.09%	7.20%	7.20%	12.54%
Annual Volatility	12.08%	21.98%	14.80%	16.58%
Sharpe Ratio	0.87	0.19	0.24	0.54

The graph below illustrates the performance of the Index from 7/31/1998 to 7/26/07 in comparison to the S&P GSCI Excess Return Index (GSCI®), the Dow Jones-AIG Commodity IndexSM Excess Return, and the Rogers International Commodity Index® Excess Return. The data for the CMCI Excess Return is derived by using the Index’s calculation methodology with historical prices.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSION OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OR FROM THE USE OF THE INDEX OR

The CMCI Excess Return

ANY DATA INCLUDED THEREIN OR FOR ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). UBS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW UBS DISCLAIMS ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Securities

At maturity. At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

†	If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal Í the Index Return Í the Participation Rate.

†	If the Index Return is between 0% and –20%, you will receive $10 (your initial invested principal with a zero return).

†

If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. For example, an Index Return of –25% will result in a 5% loss of principal. Accordingly, if the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

For further information concerning the calculation of the payment at maturity, see “What are the steps to calculate payment at maturity” on page S-5 and “Specific Terms of the Securities—Payment at Maturity” beginning on page S-27.

Prior to maturity. The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand, exchange rates, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-9 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. References to the “Index” mean the Constant Maturity Commodity Index (CMCI) Excess Return (the “Index”).

Coupon

We will not pay you interest during the term of the Securities.

Denominations

Your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return:

†

If the Index Return is positive, you will receive your principal plus an additional payment equal to the Index Return Í the Participation Rate. In this case, the payment at maturity will be calculated as follows:

$10 + ($10 Í Index Return Í Participation Rate).

†	If the Index Return is between 0% and –20%, you will receive $10 (your initial invested principal with a zero return).

†

If the Index Return is less than –20%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Index Return is below –20%. For example, an Index Return of –25% will result in a 5% loss of principal. In this case, the payment at maturity will be calculated as follows:

$10 + ($10 Í (Index Return Í 20%)).

Specific Terms of the Securities

If the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

The “Index Return” is calculated based on the level of the Index on the trade date relative to the final valuation date and is calculated as follows:

Index Return = Index Ending Level – Index Starting Level

Index Starting Level

where the Index Starting Level is 1,134.05, the closing level of the Index on the trade date, and the Index Ending Level will be the closing level of the Index on the final valuation date.

The return on the Index may be negative, and as a result you may lose some of your investment.

Maturity Date

The Securities will mature on July 30, 2010 (an investment term of 3 years), unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Final Valuation Date

The final valuation date will be July 27, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for the Index. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

†	the termination, absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

†	the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

Specific Terms of the Securities

†	the Index is not published;

†	the settlement price is not published for any individual exchange-traded futures contract included in the Index; or

†

the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

†

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging’’ on page S-32.

The following events will not be market disruption events:

†	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

†	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A Medium-Term Notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A Medium-Term Notes, holders of specified percentages in principal amount of all Series A Medium-Term Notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A Medium-Term Notes, including the Securities. This action may involve changing some of the terms that apply to the Series A Medium-Term Notes, accelerating the maturity of the Series A Medium-Term Notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Specific Terms of the Securities

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained, or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

†	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the index sponsors discontinue publication of the Index and they or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves such substitute index as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent

Specific Terms of the Securities

will instead make the necessary determination by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Commodities, the exchange-traded futures contracts on the Index Commodities or the method of calculating the Index have changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the exchange-trade futures contracts on the Index Commodities and whether the change is made by the Index Committee under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason—that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date” and “Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Commodities or the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

†	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on Indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-9 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	369,303	303,713

Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441

Total capitalization	427,065	351,216

(1)	Includes Money Market Paper and Medium-Term Notes as per Balance Sheet position based on the remaining maturities.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82240 (the rate of exchange in effect as at March 31, 2007).

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO

Supplemental U.S. Tax Considerations

THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid cash-settled forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you would recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

It is also possible that the IRS could assert that your Securities should be subject to the “constructive ownership” rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Securities. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Securities. If Section 1260 were to apply to the Securities, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Securities as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in the contracts that are included in the Index during the

Supplemental U.S. Tax Considerations

period in which you hold the Securities. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Securities in whole or in part to the extent that a holder of the underlying contracts would have earned ordinary income therefrom or would have recognized short-term capital gain from the disposition of the contracts upon a roll or rebalancing of the Index between the issue date for the Securities and the date of the disposition of the Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as if you owned the underlying components of the Index, (ii) you should be required to recognize taxable gain or loss upon a roll or rebalancing of the Index, (iii) you should be required to accrue interest income over the term of your Securities or (iv) any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

• one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

UBS, UBS Securities LLC, UBS Financial Services Inc. and other of its affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of UBS’s affiliates acts as a fiduciary, as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”), would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of UBS’s affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Certificates. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any securities. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-9
The CMCI Excess Return	S-17
Valuation of the Securities	S-26
Specific Terms of the Securities	S-27
Use of Proceeds and Hedging	S-32
Capitalization of UBS	S-33
Supplemental U.S. Tax Considerations	S-34
ERISA Considerations	S-38
Supplemental Plan of Distribution	S-39

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Performance
Securities with
Partial
Protection

UBS AG $12,588,420 Securities
linked to the UBS Bloomberg
Constant Maturity Commodity
Index (CMCI) Excess Return
due July 30, 2010

Prospectus Supplement

July 26, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.